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                                EXHIBIT 4.4







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THE OPTIONS EVIDENCED BY THIS OPTION AGREEMENT ARE NONTRANSFERABLE

               DEALERSHIP STOCK OPTION AGREEMENT FOR THE
                      DEALERSHIP STOCK OPTION PLAN
                          OF AMERICREDIT CORP.
                              ___________

      This Option Agreement (the "OPTION AGREEMENT") evidences nonqualified stock options ("OPTIONS") exercisable for a total of ____________ (__,___) shares of common stock, par value $0.01 per share ("COMMON STOCK"), of AmeriCredit Corp., a Texas corporation (the
"COMPANY"), that are hereby granted to

             _____________________________________________________

(the "OPTIONEE"), at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of, the Dealership Stock Option Plan of AmeriCredit Corp. (the "PLAN"), which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms shall have the same meaning as terms defined in the Plan.

      SECTION 1. EXERCISE PRICE. The exercise price is $_________ for each share of Common Stock subject to the Options, which price is the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Date of Grant of the Options.

      SECTION 2. TYPE OF OPTIONS. The Options are nonqualified stock options and, therefore, are not entitled to the tax treatment of incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

      SECTION 3. EXERCISE OF OPTIONS.  The Options are fully exercisable on or after their Date of Grant. The Options may be exercised at any time and from time to time during their term, in whole or in part, but with regard to whole shares only. No fractions of shares will be issued upon the exercise of any Options. The Options may be exercised on or after their Date of Grant as follows:

            (A) METHOD OF EXERCISE. The Options shall be exercisable by a written notice substantially in the form of EXHIBIT A attached hereto and delivered to the Company, which notice shall:

                  (I) state the election to exercise Options and the number
            of shares with respect to which they are being exercised; and

                 (II) be signed by the person or persons entitled to
            exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Options.



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            (B) PAYMENT.  Payment of the purchase price of any shares with respect to which Options are being exercised shall be by cash, certified or bank cashier's check, money order, or in the discretion of the Plan Administrator (as defined in the Plan) or an employee of the Company designated by the Plan Administrator, by personal check. Such payment must be delivered to the Company and the exercise shall not be effective until such
payment is made.   The certificate or certificates for shares of Common Stock as to which Options are exercised shall be registered in the name of the person or persons exercising such Options.

            (C) TAXES. The Optionee shall make satisfactory arrangements for the payment of any amounts necessary for applicable federal or state income tax laws.

            (D) RESTRICTIONS ON EXERCISE.

                  (I) Options may not be exercised if the issuance of the
            shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the exercise of Options, the Company may require the person exercising Options to make any agreements and undertakings that may be required by any applicable law or regulation.

                 (II) Shares issued upon the exercise of Options without
            registration of such shares under the Securities Act of 1933, as amended (the "ACT"), shall be restricted securities subject to the terms of Rule 144 under the Act. The certificates representing any such shares shall bear an appropriate legend restricting transfer and the transfer agent of the Company shall be given stop transfer instructions with respect to such shares.

            (E) SURRENDER OF OPTION AGREEMENT.  Upon exercise of any
Options, if requested by the Company, the Optionee shall deliver this Option Agreement and any other written agreements executed by the Company and the Optionee with respect to Options to the Company, which shall endorse or cause to be endorsed on the Option Agreement a notation of such exercise and return all agreements to the Optionee.

      SECTION 4. NONTRANSFERABILITY OF OPTIONS. Options shall not be assignable or otherwise transferable or hypothecated in any manner. If Options are transferred, assigned or hypothecated, they shall immediately become null and void. Options shall be binding upon the Optionee, its successors, permitted assigns or heirs. Options may be exercised solely by the Optionee.

      SECTION 5. TERM OF OPTIONS. Options may not be exercised after the expiration of three (3) years from their Date of Grant and are subject to earlier cancellation at any time, in whole or in part, upon ten days' written notice by the Company to the Optionee. Options may be exercised during such times only in accordance with the Plan and the terms of this Option Agreement.



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      SECTION 6. LAW GOVERNING.  THIS OPTION AGREEMENT IS INTENDED TO BE
PERFORMED IN THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE.



Date of Grant:                          AMERICREDIT CORP.
               --------------

                                          By
                                             --------------------------
                                             --------------------------


      The Optionee acknowledges receipt of a copy of the Plan, and represents that it is familiar with the terms and provisions thereof, and hereby accepts the Options subject to all the terms and provisions of the Plan and this Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator (as defined in the Plan) upon any questions arising under the Plan or this Option Agreement.


                                               ---------------------------
                                                         OPTIONEE



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                                  EXHIBIT A

                           FORM OF EXERCISE NOTICE


AmeriCredit Corp.
200 Bailey Avenue
Fort Worth, Texas 76107
Attention:  Secretary

      RE: EXERCISE OF DEALERSHIP STOCK OPTION GRANTED UNDER THE DEALERSHIP STOCK OPTION PLAN OF AMERICREDIT CORP.

Ladies and Gentlemen:

      The undersigned, the holder of the attached Dealership Stock Options granted under the Dealership Stock Option Plan of AmeriCredit Corp., hereby irrevocably elects to exercise such Options for ______ shares (the "Shares") of the common stock, par value $0.01 per share, of AmeriCredit Corp, a Texas corporation, herewith makes payment of $___________ therefor, and requests that the certificates for the Shares be issued in the undersigned's name and delivered to the undersigned at the following address:

                        _______________________
                        _______________________
                        _______________________
                        _______________________



Dated:
      -----------------             ------------------------------------------

                                    (Signature must conform to the name of the Optionee as specified on the face of the Option Agreement evidencing the Options. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)